Exhibit 99.1

Nasdaq Announces CFO Transition

NEW YORK, August 29, 2023 – Nasdaq, Inc. (Nasdaq: NDAQ) today announced the appointment of Sarah Youngwood as Executive Vice President and Chief Financial Officer, effective December 1, 2023. Youngwood will succeed Ann Dennison, who has held the role since 2021 and will remain at the company until the end of the year to ensure an orderly transition.

Youngwood is an accomplished leader in the financial services industry, having previously served as Chief Financial Officer and Group Executive Board member for UBS Group, where she held a key role in modernizing the bank’s infrastructure and the acquisition of Credit Suisse. Prior to UBS, Youngwood spent more than two decades at JPMorgan Chase in a number of executive roles, including as Chief Financial Officer, Consumer and Community Banking and Global Technology, Head of Investor Relations for the Firm, and as a senior investment banker serving financial institutions.

“I would like to thank Ann for her eight years of service to Nasdaq and the significant contributions she has made to the company, including transforming our global Finance function and playing a key role in the announced acquisition of Adenza, an important and transformative acquisition for the company,” said Adena Friedman, Chair and Chief Executive Officer, Nasdaq. “Ann has been a tremendous partner to me personally, as well as to the broader leadership and finance teams, and we wish her the best as she continues her successful career.”

Friedman continued, “As we look forward to closing the Adenza transaction and embarking on the next phase of Nasdaq’s transformation, I look forward to welcoming Sarah Youngwood to the team. Sarah has served in many high-profile leadership roles at UBS and JPMorgan Chase, and her expertise in technology transformation, in-depth knowledge of global financial institutions, and first-hand experience with investors will make her an invaluable addition to the Nasdaq leadership team.”

About Nasdaq

Nasdaq (Nasdaq: NDAQ) is a leading global technology company serving corporate clients, investment managers, banks, brokers, and exchange operators as they navigate and interact with the global capital markets and the broader financial system. We aspire to deliver world-leading platforms that improve the liquidity, transparency, and integrity of the global economy. Our diverse offering of data, analytics, software, exchange capabilities, and client-centric services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions, and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

Cautionary Note Regarding Forward-Looking Statements:

The matters described herein contain forward-looking statements that are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about Nasdaq’s CFO transition and other initiatives. We caution that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to factors detailed in Nasdaq’s annual report on Form 10-K and its other periodic reports filed with the U.S. Securities and Exchange Commission. We undertake no obligation to release any revisions to any forward-looking statements.

Nasdaq Media Relations Contact:

Marleen Geerlof

+1.347.380.3520

Marleen.Geerlof@Nasdaq.com

Nasdaq Investor Relations Contact:

Ato Garrett

+1.212.401.8737

Ato.Garrett@Nasdaq.com

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